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EXHIBIT (a)(1)(D)

WORLD HEART CORPORATION

OFFER TO AMEND AND EXCHANGE

ELECTION FORM

        This Election Form (this "Election Form") relates to the offer by World Heart Corporation, an Ontario corporation ("WorldHeart"), described in the Offer to Amend and Exchange, dated as of June 20, 2005 (the "Offer"), distributed to holders of currently outstanding debentures (the "Debentures") issued pursuant to the Securities Purchase Agreement, dated as of September 15, 2004, by and among WorldHeart and the purchasers named therein. To participate in the Offer and amend your Debenture(s) (as described in the Offer), you must (a) properly complete, sign, date and deliver to WorldHeart this Election Form pursuant to the Instructions accompanying this Election Form, and (b) deliver to WorldHeart your original executed Debenture(s), by no later than the expiration of the Offer. The Offer will expire at 5:00 p.m. Pacific Daylight Time on July 19, 2005, unless extended.

        If WorldHeart receives one or more Election Forms and one or more Withdrawal Forms signed by you, WorldHeart will give effect to the form bearing the latest date and, if two forms bear the same date, then the form received last.

        If you participate in the Offer, your Debenture(s) will be amended and an amended debenture or debentures will be issued to you promptly after the expiration of the Offer, in accordance with and subject to the terms and conditions described in the Offer.

        Questions may be directed to Rich Juelis, Vice President, Finance and Chief Financial Officer at WorldHeart Corporation, 7799 Pardee Lane, Oakland, California 94621, by telephone at (510) 563-5000 or by email at richard.juelis@worldheart.com.

ACKNOWLEDGEMENT AND SIGNATURE:

        By properly completing, signing and dating this Election Form and delivering it to WorldHeart pursuant to the Instructions accompanying this Election Form and as set forth in the Offer, I voluntarily elect to (a) amend my Debenture(s), (b) participate in and agree to all of the terms of the Offer, as described in the Offer, and (c) agree as follows:

        1.     The amended debenture will require me to exercise my conversion right within 14 days after the date on which the shareholders of WorldHeart approve the MedQuest Transaction, as described in the Offer.

        2.     This agreement shall be governed by and construed in accordance with the laws of the Province of Ontario without giving effect to any choice or conflict of law provisions or rules.

        3.     This agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns. Except as set forth above and in the Offer, each Debenture that I tender shall remain in full force and effect until exchanged for a debenture amended in accordance with this agreement.

[signature page follows]

2

        IN WITNESS WHEREOF, the undersigned has duly executed this Election Form as of the date set forth below.

Date of Issuance of Debenture:

Number of Shares into which Debenture is Convertible:

Date	Signature

Name

Title

Social Security Number or Tax ID Number

Street Address

Street Address (line 2)

City, State and ZIP Code

Phone Number

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EXHIBIT (a)(1)(D)